[PCMLLC Letterhead]

October 21, 2003

Dear Performance Capital Management, LLC, Unit Holder:

     Your Board of Directors recently became aware of a letter from Sierra Liquidity Fund, LLC, dated September 23, 2003, offering to purchase shares from Performance Capital Management, LLC, Unit Holders for $2.00 per share (the "Offer"). The terms of the Offer are ambiguous concerning how many units Sierra seeks to purchase. We believe that Sierra's Offer may be a "mini-tender offer" subject to SEC regulation and, if the size is large enough, Sierra's Offer could be a tender offer requiring Sierra to make filings with the SEC.

     The Offer does not explain the basis for the $2.00 price offered to Unit Holders. So far in two quarters this year, the Company has paid distributions of approximately $0.52 per unit. (1) At our Board of Directors meeting on October 13, 2003, we declared a further distribution of approximately $0.29 per unit. Assuming we maintain distributions at this rate, each year our Unit Holders will receive distributions of approximately $1.10 per unit, more than 50% of the price offered by Sierra for an entire unit. Although there is no guarantee that we will continue paying distributions at this rate, the Company has stated in its public filings with the SEC that the Board considers it a priority to pay a distribution to Unit Holders each quarter. Payment of the distribution continues to be a Board priority.

     The $2.00 price offered by Sierra is substantially lower than the liquidation value of the Company. Based solely on the Company's June 30, 2003, unaudited financial statements, the liquidation value of the Company is approximately $7.25 per unit. (2) If the liquidation value of the Company is calculated substituting the fair value of our portfolios reported in our footnotes for the cost basis reported in our financial statements, the liquidation value of the Company is approximately $31.15 per unit. The Company might not be able to realize 100% of the value of its assets in the event of a liquidation because distressed assets are usually sold at a discount. These two liquidation values are based on financial measures contained in our unaudited financial statements, and they may not represent the actual fair market value of our units. But we believe that these liquidation values are meaningful benchmarks of value that demonstrate the inadequacy of Sierra's Offer.

     We believe that Sierra's Offer may violate SEC guidance designed to prevent fraudulent, deceptive or manipulative acts or practices in connection with tender offers. Because we do not know which of our Unit Holders Sierra has contacted, we cannot be sure that relevant state securities laws will permit the transfer of units from our Unit Holders to Sierra. Sierra's Offer does not indicate whether it intends to engage in any further acquisitions of Company units, or whether it intends to seek material changes in the Company's business plan, such as liquidating the Company.


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(1)      The actual distribution per unit depends on which of the PAM Funds you invested in, because distributions are paid based on unreturned capital.

(2) The actual liquidation value per unit depends on which of the PAM Funds you invested in, because amounts paid in liquidation are first returned based on unreturned capital, and then pro rata based on units.


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     As a result, after careful consideration, YOUR BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT PERFORMANCE CAPITAL MANAGEMENT, LLC, UNIT HOLDERS REJECT THE OFFER AND NOT TENDER THEIR UNITS TO SIERRA.

     Your Board of Directors is composed of individuals who invested in the PAM Funds before the bankruptcy. None of the Board members is employed by the Company, although we do receive director fees and reimbursement for reasonable expenses for our service as directors. The Board reached its conclusion to recommend rejection of the Offer after fully and fairly considering the terms of the Offer and consulting with Company management and advisors.

     The Company will send a letter to Sierra demanding that any Unit Holders who have already tendered their units be given the opportunity to get their units back if they so choose. We cannot guarantee that Sierra will comply with this demand, and we have no intention at this time of initiating litigation to compel Sierra to offer to return units.

     Please read the enclosed Solicitation/Recommendation Statement filed by the Company with the SEC on October 21, 2003. It explains in more detail your Board of Directors' recommendation and why we feel strongly that you should REJECT Sierra's Offer and not tender your units.

     On behalf of the Board of Directors, we thank you for your continued support.

Very truly yours,


/s/  Larisa Gadd                         /s/  Les Bishop
Larisa Gadd                              Les Bishop
Co-Chairperson of the Board              Co-Chairperson of the Board


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